QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

SUBSIDIARIES OF TREE.COM, INC.

Name	Jurisdiction of Formation
LendingTree Holdings Corp.	DE
LendingTree, LLC	DE
Tree BU Holding Company, Inc.	DE
DegreeTree, Inc. f/k/a Tree Insurance Agency, Inc.	DE
Tree Home Services, Inc.	DE
Home Loan Center, Inc.	CA
HLC Escrow, Inc.	CA
HLC Settlement Services, Inc.	CA
LendingTree Settlement Services, LLC	DE
LendingTree Alabama Title Services, LLC	AL
Realestate.com, Inc.	DE
LT Real Estate, Inc.	DE
Real Estate Title Services, LLC	CA
Robin Acquisition Corp.	DE
iNest Realty, Inc.	IL
iNest Realty Minnesota, Inc.	MN

QuickLinks

  Exhibit 21.1
SUBSIDIARIES OF TREE.COM, INC.